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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13G

			Under the Securities Exchange Act of 1934
					  (Amendment No. 1)

					Activision, Inc.
					  (Name of Issuer)

						Common Stock
				(Title of Class of Securities)

						 004930202
						(CUSIP Number)

						 April 7, 2000
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

					/___/	Rule 13d-1(b)
					/ X /	Rule 13d-1(c)
					/___/	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)			Page 1 of 9

CUSIP No. 004930202				13G				Page 2 of 9 Pages

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1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Eastbourne Capital Management, L.L.C.
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2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
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	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			*
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			2,554,800
	 REPORTING			---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			*
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					2,554,800
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	2,554,800
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	10.0
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IA
----------------------------------------------------------------

CUSIP No. 004930202				13G				Page 3 of 9 Pages

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1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Richard Jon Barry
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America
----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			*
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			2,554,800
	 REPORTING			---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			*
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					2,554,800
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	2,554,800
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	10.0
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IN
----------------------------------------------------------------

CUSIP No. 004930202				13G				Page 4 of 9 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Black Bear Offshore Fund Limited
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/ X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands
----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			1,284,100
	 REPORTING			---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					1,284,100
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,284,100
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	5.0
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	CO
----------------------------------------------------------------

CUSIP No. 004930202				13G			Page 5 of 9 Pages

ITEM 1.

     (a)  The name of the issuer is Activision, Inc. (the "Issuer").

     (b) The principal executive office of the Issuer is located at 3100 Ocean Park Boulevard; Santa Monica, CA 90405.


ITEM 2.

     (a) The names of the persons filing this statement are Eastbourne Capital Management, L.L.C. ("Eastbourne"), Richard Jon Barry and Black Bear Offshore Fund Limited ("Black Bear"), (collectively, the "Filers").

     (b) The principal business office of the Filers is located at 1101 Fifth Avenue, Suite 160, San Rafael, CA 94901.

     (c)  See Item 4 of the cover sheet for each Filer.

     (d) This statement relates to shares of common stock of the Issuer (the "Stock").

     (e)  The CUSIP number of the Stock is 004930202.

CUSIP No. 004930202				13G			Page 6 of 9 Pages

ITEM 3. If this statement is filed pursuant to rule 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	___	Broker or dealer registered under section 15 of the Act (15
U.S.C. 78o).

	(b)	___	Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
78c).

	(c)	___	Insurance company as defined in section 3(a)(19) of the Act
(15 U.S.C. 78c).

	(d)	___	Investment company registered under section 8 of the
Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	___	An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E).

	(f)	___	An employee benefit plan or endowment fund in accordance
with 240.13d-1(b)(1)(ii)(F).

	(g)	___	A parent holding company or control person in accordance
with 240.13d-1(b)(1)(ii)(G)

	(h)	___	A savings association as defined in section 3(b) of the
Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i)	___	A church plan that is excluded from the definition of an
investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

	(j)	 X 	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

CUSIP No. 004930202				13G			Page 7 of 9 Pages

ITEM 4.  OWNERSHIP

See Items 5-9 and 11 on the cover page for each Filer.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /___/.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Eastbourne is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. Mr. Barry is the controlling owner of Eastbourne. Other than Black Bear, no individual client's holdings of the Stock are more than five percent of the outstanding Stock.

CUSIP No. 004930202				13G			Page 8 of 9 Pages


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

See Item 2(a) of this Schedule.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	April 17, 2000

BLACK BEAR OFFSHORE FUND LIMITED
  By:  Eastbourne Capital Management, L.L.C.
       Attorney-in-Fact

	  Eric M. Sippel
	  Chief Operating Officer

EASTBOURNE CAPITAL MANAGEMENT, L.L.C.

	By:	Eric M. Sippel
		Chief Operating Officer

		Richard J. Barry

CUSIP No. 004930202				13G		Page 9 of 9 Pages

						EXHIBIT A

AGREEMENT REGARDING JOINT FILING
OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of the common stock of Activision, Inc. For that purpose, the undersigned hereby constitute and appoint Eastbourne Capital Management, L.L.C., a California limited liability company, as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present.

DATED:  April 17, 2000

SIGNATURES

	Richard J. Barry

BLACK BEAR OFFSHORE FUND LIMITED
  By:  Eastbourne Capital Management, L.L.C.
       Attorney-in-Fact

	  Eric M. Sippel
	  Chief Operating Officer

EASTBOURNE CAPITAL MANAGEMENT, L.L.C.

	By:	Eric M. Sippel
		Chief Operating Officer


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